Exhibit 99.1

Contact:
Michael L. McMullan	David G. Wallace
President and CEO	EVP and CFO
(239) 254-2143	(239) 254-2132

For immediate release

BANCSHARES OF FLORIDA PERFORMANCE IMPROVES BY 32%

COMPARED TO SECOND QUARTER 2003

Naples, Fla. – July 26, 2004 — Bancshares of Florida, Inc. (NASDAQ SmallCap: BOFL), a $297 million-asset multi-bank holding company based in Naples, Florida, today reported a second quarter 2004 net loss of $520,000 or $0.17 per common share, a 32% improvement from second quarter 2003’s results. For the first six months of 2004, the net loss was $1,032,000, a reduction of 45% from the comparable 2003 period, while the loss per common share decreased 51% to $0.33. Compared to first quarter 2004, the net loss increased by 2% and the loss per share was unchanged.

Michael L. McMullan, Bancshares of Florida’s President and CEO, stated, “We continue to make excellent progress toward reaching profitability at our company, which has achieved 72% growth in earning assets during the last 12 months. For the first time in our history, both subsidiary banks and our trust company had positive earnings, producing combined subsidiary net income of $206,000 for the second quarter. These results were offset by $726,000 in holding company expense.”

McMullan went on to say, “During the quarter, we furthered various activities to expand our market presence in South Florida. These opportunities include our acquisition of the $91 million-asset Horizon Financial Corp., which is expected to be consummated in early fourth quarter 2004, subject to regulatory approval; the opening of a Palm Beach office location, to which the headquarters of Horizon is planned to be relocated; and the opening of a de novo bank in Tampa Bay, which is expected by acquiring Bank of Florida, Tampa Bay (In Organization) from the founding directors.”

SECOND QUARTER 2004 PERFORMANCE HIGHLIGHTS

Bancshares’ second quarter 2004 achievements by subsidiary are highlighted below.

•	Bank of Florida, N.A. (Naples), crossed the $200 million asset threshold for the first time during the quarter, reaching $210 million in assets as of June 30, 2004. Earnings were positive for the fourth consecutive quarter at $179,000 versus a loss of $103,000 in second quarter 2003 and earnings of $84,000 in first quarter 2004. Loans rose $23 million (up 14%) in the last 90 days, including $5.5 million in loan participations from its affiliate Ft. Lauderdale bank as part of that bank’s capital management strategy to remain well-capitalized. In addition, during the quarter, the Naples bank raised $2.0 million in subordinated debt, enabling it to retain its well-capitalized position. Lastly, $53,000 in uncollectible returned items were written off this quarter at the Naples bank; expanded controls have been implemented to minimize these write-offs going forward.

•	Bank of Florida (Ft. Lauderdale), with quarter-end assets of $85 million, reached break-even for the first time in its history at net income of $4,000, achieving this level in its eighth quarter of operations. This compares with losses of $469,000 in second quarter 2003 and $180,000 in first quarter 2004. A primary factor in the improvement over the first quarter was a $121,000 reduction in loan loss provision expense due to $1.2 million in loan growth (up 2%) in the second quarter versus a record $18.2 million in loan growth (up 34%) during the first quarter.

•	Bank of Florida Trust Company produced a second consecutive positive earnings quarter at $23,000, up from $10,000 in first quarter 2004 and a loss of $96,000 in second quarter 2003. Assets under advice reached $162 million, an increase of $68 million or 72% compared to June 30, 2003 and a rise of $12 million or 8% in the last 90 days. Bank of Florida Trust Company commenced operations in August, 2000.

•	Unallocated bank holding company expense was $726,000 for the quarter. This includes $182,000 in start-up expenses of our future Palm Beach County operation and $26,000 for outside accounting expense to fill a temporary need, neither of which the company considers as on-going holding company costs. The net expense of $518,000 compares to $98,000 in second quarter 2003 and $397,000 in first quarter 2004, excluding Palm Beach start-up and temporary accounting expense. It reflects planned growth in parent company infrastructure to provide cost-effective services to the subsidiaries as well as to pursue the company’s strategic growth plan to operate in multiple geographic markets. Upon successful consummation of expansionary activities currently underway, the company will have banking subsidiaries in four major Florida markets, supported by its trust company and a new mortgage origination and sale capability.

“From the perspective of the company as a whole,” McMullan concluded, “our loan and top-line revenue growth continue to be very strong and asset quality remains excellent. Deposit growth is good, and alternative sources of funding are being developed to accommodate further anticipated strong loan demand.”

Top-line revenue is the sum of the company’s lending or spread income business (interest income less interest expense) plus its fee income business (excluding net securities gains/losses), both of which often pertain to the same customer base and can be matched against the underlying noninterest expense to generate those revenue components.

In brief, the primary reason for the $246,000 or 32% reduction in the company’s second quarter 2004 net loss to $520,000 compared to the same quarter last year was the vigorous $1.1 million or 70% climb in top-line revenue, which more than offset increased noninterest expense of $863,000 (up 40%) and higher loan loss provision of $21,000 (up 10%).

In contrast, the second quarter net loss, being virtually unchanged from first quarter 2004, reflects the benefit of $103,000 less in loan loss provision expense. This reduction occurred because of a decrease in loan growth from the first quarter record level and less resulting provision required to maintain an allowance for loan losses recognizing inherent losses in the loan portfolio. The lower provision supplemented the shortfall in top-line revenue growth of $327,000 (up 14%) against $443,000 in greater overhead (up 17%). Excluding the $261,000 in Palm Beach location start-up expense, temporary accounting costs, and the returned check write-offs noted above, top-line revenue growth exceeded the increase in overhead by $98,000.

BANCSHARES OF FLORIDA, INC.

Please visit the company’s web site, www.bankofflorida.com, for an electronic version of this earnings release along with a supporting summary financial table. Click on “Investor Relations” and select the “News” section.

Bancshares of Florida, Inc., f/k/a Citizens Bancshares of South Florida, Inc. (“Bancshares”) is a $297- million-asset bank holding company located in Naples, Florida. It is the parent company for Bank of Florida, N.A., f/k/a Citizens National Bank of Southwest Florida, and Bank of Florida Trust Company, both based in Naples, Florida, and Bank of Florida, based in Ft. Lauderdale, Florida. Since December 30, 2002, Bancshares’ common stock has been listed on the NASDAQ SmallCap Market under the symbol “BOFL”. Trading of an additional 1.0 million shares received via its $10 million initial public offering, the nation’s first IPO of 2003, began on February 10, 2003. Investor information may be found on the company’s web site, www.bankofflorida.com, by clicking on the “Investor Relations” tab.

1185 Immokalee Road, Naples, Florida 34110 (239) 254-2100	2

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Bancshares of Florida, Inc., its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect, Bancshares of Florida, Inc.’s financial performance and could cause actual results for fiscal 2004 and beyond to differ materially from those expressed or implied in such forward-looking statements. Bancshares of Florida, Inc. does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

1185 Immokalee Road, Naples, Florida 34110 (239) 254-2100	3

Bancshares of Florida, Inc.

Summary of Consolidated Financial Data

(Dollars in thousands, except per share data)

The following (unaudited) summary financial data for the three-month periods ended June 30, 2004 and 2003, and for the three months period ended March 31, 2004 and December 31, 2003, are derived from our financial statements and other data. Loans held for investment are stated before allowance for loan losses. Earnings per share is computed using the weighted average number of shares of common stock and dilutive common stock equivalents from stock warrants and stock options as required. Book value per share excludes the effect of any outstanding stock B9warrants and stock options.

	For the Three Months Ended							For the Six Months Ended
	June 2004	Mar 2004	Increase/(decrease)		June 2003	Increase/(decrease)		June 2004	June 2003	Increase/(decrease)
			$	%		$	%			$	%
Total interest income	$3,368	$2,965	$403	13.6%	$2,118	$1,250	59.0%	$6,333	$3,940	$2,393	60.7%
Total interest expense	1,128	990	138	13.9%	788	340	43.1%	2,117	1,609	508	31.6%
Net interest income before provision	2,240	1,975	265	13.4%	1,330	910	68.4%	4,216	2,331	1,885	80.9%
Provision for loan losses	230	333	(103)	-30.9%	209	21	10.0%	564	501	63	12.6%
Net interest income after provision	2,010	1,642	368	22.4%	1,121	889	79.3%	3,652	1,830	1,822	99.6%
Non interest income	503	441	62	14.1%	278	225	80.9%	943	564	379	67.2%
Gain on sale of investments	5	0	5	100.0%	9	(4)	100.0%	5	9	(4)	100.0%
Noninterest expense	3,038	2,595	443	17.1%	2,175	863	39.7%	5,632	4,277	1,355	31.7%
Provision for income taxes	0	0			0			0	0
Net income (loss)	(520)	(512)	(8)	1.6%	(766)	246	-32.1%	(1,032)	(1,874)	842	-44.9%
Basic earnings per share	(0.17)	(0.17)	0.00	0.0%	(0.25)	0.08	-32.0%	(0.33)	(0.67)	0.34	-50.7%
Diluted earnings per share	$(0.17)	$(0.17)	$0.00	0.0%	$(0.25)	$0.08	-32.0%	$(0.33)	$(0.67)	$0.34	-50.7%
Weighted average shares used for diluted earnings per share	3,094,199	3,079,364	14,835	0.5%	3,079,199	15,000	0.5%	3,086,781	2,815,663	271,118	9.6%
Top-line revenue	$2,743	$2,416	$327	13.5%	$1,608	$1,135	70.0%	$5,159	$2,895	$2,264	78.2%
Net interest margin	3.36%	3.43%	-0.07%	-2.0%	3.87%	-0.51%	-13.2%	3.39%	3.18%	0.21%	6.6%
Efficiency ratio	110.75%	107.41%	3.34%	3.1%	134.45%	-23.70%	-17.6%	109.17%	147.74%	-38.57%	-26.1%
Average equity to average assets	8.26%	9.56%	-1.30%	-13.6%	13.49%	-5.23%	-38.8%	8.87%	12.83%	-3.96%	-30.9%
Average loans held for investment to average deposits	95.95%	95.47%	0.48%	0.5%	96.00%	-0.05%	-0.1%	95.73%	88.98%	6.75%	7.6%
Net charge-offs to average loans	0.00%	0.00%	0.00%	0.0%	0.06%	-0.06%	n/a	0.00%	0.09%	-0.09%	-100.0%

	June 30, 2004	At March 31, 2003	Increase/(decrease)		June 30, 2003	Increase/(decrease)
			$	%		$	%
Total assets	$297,343	$281,322	$16,021	5.7%	$175,375	$121,968	69.5%
Cash & cash equivalents	20,051	28,010	(7,959)	-28.4%	13,383	6,668	49.8%
Earning assets	276,979	247,676	29,303	11.8%	161,479	115,500	71.5%
Investment securities	6,281	7,388	(1,107)	-15.0%	9,533	(3,252)	-34.1%
Loans held for investment	263,746	239,458	24,288	10.1%	147,183	116,563	79.2%
Allowance for loan losses	2,132	1,902	230	12.1%	1,381	751	54.4%
Deposit accounts	265,102	252,857	12,245	4.8%	153,032	112,070	73.2%
Stockholders’ equity	$23,575	$24,325	$-750	-3.1%	$22,167	$1,408	6.4%
Total shares outstanding	3,094,199	3,094,199	0	0.0%	3,079,199	15,000	0.5%
Book value per share	$6.52	$6.76	$-0.24	-3.6%	$7.20	$-0.68	-9.4%
Loan loss allowance to total loans	0.81%	0.79%	0.01%	1.8%	0.94%	-0.13%	-13.8%
Loan loss allowance to nonperforming loans	169.57%	2928.52%	-2758.94%	-94.2%	676.88%	-507.31%	-74.9%
Nonperforming loans to total loans	0.48%	0.03%	0.45%	1657.9%	0.14%	0.34%	243.9%
Nonperforming assets to total assets	0.42%	0.02%	0.40%	1731.9%	0.12%	0.31%	263.5%

Leverage (tier 1 to average total assets)	8.12%	9.55%	-1.43%	-15.0%	13.30%	-5.18%	-38.9%
Assets under advice—Bank of Florida Trust Company	$162,185	$150,345	11,840	7.9%	$94,400	67,785	71.8%